nvelope ID: 4CDBC5A9-258E-41FC-8002-AE5A57906617

Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

CABALETTA BIO, INC.

AND

NANJING IASO BIOTHERAPEUTICS CO., LTD.

TABLE OF CONTENTS

1.
DEFINITIONS AND INTERPRETATION

2.
LICENSE

3.
GOVERNANCE

4.
DISCLOSURE OF LICENSED KNOW-HOW & COOPERATION

5.
DEVELOPMENT AND REGULATORY

6.
MANUFACTURING

7.
COMMERCIALIZATION

8.
FINANCIAL PROVISIONS

9.
REPORTS AND PAYMENT TERMS

10.
INTELLECTUAL PROPERTY RIGHTS

11.
CONFIDENTIALITY

12.
TERM AND TERMINATION

13.
EFFECT OF TERMINATION

14.
REPRESENTATIONS, WARRANTIES AND COVENANTS

15.
INDEMNIFICATION; LIABILITY

16.
PUBLICATIONS AND PUBLICITY

17.
GENERAL PROVISIONS

EXHIBIT A – LICENSED PATENTS

EXHIBIT B – LICENSED SEQUENCE EXHIBIT C – IASO DOCUMENTS

EXHIBIT D – IASO CMC DATA

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EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “License Agreement”) is made as of this 7th day of October, 2022 (“Effective Date”), by and between Cabaletta Bio, Inc., a Delaware corporation (“Cabaletta”) and Nanjing IASO Biotherapeutics Co., Ltd., a company registered in the People’s Republic of China (“IASO”). Cabaletta and IASO are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, IASO Controls the Licensed Patents and Licensed Know-How (each as defined below) relating to the Licensed Sequence (as defined below); and

WHEREAS, Cabaletta wishes to obtain, and IASO wishes to grant, the right to use the Licensed Sequence to Develop, Manufacture, Commercialize and otherwise Exploit Licensed Products on a worldwide basis in the Field (each as defined below), subject to the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.

1.
DEFINITIONS AND INTERPRETATION

1.1
Definitions. Unless the context otherwise requires, the terms in this License Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this License Agreement.

“Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), or successor standards thereto, in each case, as generally and consistently applied for accounting and financial reporting purposes throughout the applicable Party’s organization.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

“Alliance Manager” shall have the meaning set forth in Section 3.1.

“APAC” means China (including Hong Kong, Macau, and Taiwan), Japan, South Korea, Australia, and New Zealand.

“Applicable Law” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority, including the United States Federal Food, Drug, and Cosmetic Act, as amended, cGCP, cGLP and cGMP, anti-bribery laws, such as the United States Anti-Kickback Statute, Foreign Corrupt Practices Act and UK Bribery Act, as well as all applicable data protection and privacy laws, rules and regulations applicable to the Parties and their respective obligations contemplated hereby, including the laws, rules and regulations governing the Development, Manufacture, or Commercialization of the Licensed Sequence or Licensed Product in the Field.

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“Auditor” shall have the meaning set forth in Section 9.4(b).

“Bankruptcy Code” shall have the meaning set forth in Section 12.2(c).

“Biosimilar Product” means, with respect to a Licensed Product, a biologic product that: (a) contains therapeutically active ingredient that is “highly similar” (as such term is defined in 42 U.S.C. § 262(i)(2) or equivalent provision) to the therapeutically active ingredient in such Licensed Product; (b) has obtained Regulatory Approval in an expedited or abbreviated manner which relies in whole or in part on (i) a prior Regulatory Approval granted to such Licensed Product or (ii) safety and efficacy data generated by Cabaletta, its Affiliates or Sublicensees in support of a prior Regulatory Approval granted to such Licensed Product; (c) meets the criteria for constituting a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) or a “similar biological medicinal product” pursuant to Article 10(4) of the EU Directive 2001/83/EC or any successor thereto or any other equivalent provision that comes into effect during the term of this License Agreement, or is the subject of an analogous determination or has otherwise achieved analogous regulatory approval from another applicable Regulatory Authority; and (d) is not licensed, manufactured, marketed, or sold by Cabaletta, by its Affiliates or by its Sublicensees pursuant to a license or sublicense from Cabaletta.

“BLA” means (a) in the United States, a Biologics License Application, as defined in § 351(a) of the United States Public Health Service Act (42 U.S.C. §262), and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, (b) in the European Union, an MAA, as defined in applicable regulations of the EMA, and (c) in any other country or jurisdiction, the relevant equivalent to the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed, as the case may be, in Philadelphia, Pennsylvania or Beijing, China.

“Cabaletta” shall have the meaning set forth in the first paragraph of this License Agreement. “Cabaletta Indemnitees” shall have the meaning set forth in Section 15.1.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31. “CD19” means B-lymphocyte antigen CD19 (cluster of differentiation 19).

“CD22” means B-lymphocyte antigen CD22 (cluster of differentiation 22).

“Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the shares then outstanding of such Party normally entitled to vote in elections of directors (or equivalent body); (b) such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the shares outstanding of the surviving entity normally entitled to vote in elections of directors (or equivalent body) is not held by the parties holding at least fifty percent (50%) of the outstanding shares of such Party preceding such consolidation or merger; or (c) such Party conveys, transfers or leases all or substantially all of its assets to any Third Party.

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“Claims” means all Third Party demands, claims, actions and proceedings.

“CMC” means chemistry, manufacturing, and controls.

“Combination Products” means a commercial product comprising a Licensed Product in addition to another cell therapy or other therapeutically active ingredient, whether co-formulated or co-packaged.

“Commercial Milestones” means the milestone events relating to the Licensed Product(s) as set forth in Section 8.2(b).

“Commercialize” means to market, promote, distribute, import, export, offer to sell or sell a Licensed Product or conduct other commercialization activities, and “Commercializing” and “Commercialization” have the correlative meanings with respect to such activities. For clarity, “commercialize” and “commercialization” shall have the corresponding meanings with respect to any pharmaceutical product other than a Licensed Product.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this License Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as a similarly situated biotechnology or pharmaceutical company operating in similar markets would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the Manufacture, Development, and Commercialization of a Licensed Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by a similarly situated biotechnology or pharmaceutical company operating in similar markets would normally use for a product owned by it or to which it has rights, which product is being developed in an active and ongoing program, of similar market and economic potential as the Licensed Product(s), and at a similar stage in its Development or product life as the Licensed Product(s), taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances. Commercially Reasonable Efforts shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the applicable Licensed Product and the market(s) involved.

“Competing Program” shall have the meaning set forth in Section 2.3(b).

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know- How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Cover” means, as to any subject matter and with respect to a Patent Right, that a Valid Claim of such Patent Right would (absent a license or ownership thereof) be infringed (or, in the case of a claim of a Patent Right that has not yet issued, infringed if it were to issue without change) by the Exploitation of the subject matter. “Covered” and “Covering” shall have the correlative meanings.

“Creating Party” shall have the meaning set forth in Section 10.1(c).

“Damages” means all losses, liabilities, damages, taxes, costs and expenses of every kind and nature (including reasonable attorneys’ and experts’ fees).

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“Develop” or “Development” means, with respect to a Licensed Product, all non-clinical and clinical research (including post-approval commitments to clinical research) and development activities, including discovery activities, toxicology, pharmacology and other research and pre-clinical efforts, statistical analysis, clinical studies, regulatory affairs, and the preparation, filing and prosecution of regulatory approval and clinical study regulatory activities, including all manufacturing activities directed to the production of a Licensed Product for development. For clarity, “develop” and “development” shall have the corresponding meanings with respect to any pharmaceutical product other than a Licensed Product.

“Development Milestones” means the milestone events relating to the Licensed Product(s) as set forth in Section 8.2(a).

“Development Plan” means the reasonably detailed development plan, as updated on a quarterly basis, setting forth the timeline and other material details of the clinical trials planned for a Licensed Product in the Field and in the Territory.

“Diligence Milestones” means the diligence milestone events relating to the Licensed Product(s) as set forth in Section 5.2.

“Distributor” means any Third Party appointed by Cabaletta or any of its Affiliates or its or their Sublicensees to distribute, market and sell a Licensed Product where: (a) such Third Party purchases Licensed Product from Cabaletta or its Affiliates or its or their Sublicensees but does not [***]; and (b) such Third Party does not [***].

“Effective Date” shall have the meaning set forth in the first paragraph of this License Agreement.

“EMA” means the European Medicines Agency or any successor entity thereto.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“Europe” means the European Union, the United Kingdom, Switzerland, Liechtenstein, Norway, and Iceland.

“Existing Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated [***] between IASO and Cabaletta.

“Exploit” or “Exploiting” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale or otherwise exploit, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, keep (whether for disposal or otherwise) or otherwise dispose of.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means the diagnosis, prevention or treatment of any autoimmune and alloimmune Indications in humans.

“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country) and for which any of Cabaletta, its Affiliates or Sublicensees has invoiced sales of Licensed Products in such country; provided, that the following shall not constitute a First

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Commercial Sale: (a) any sale of Licensed Product to an Affiliate or Sublicensee, unless the Affiliate or Sublicensee is the last Person in the distribution chain of the Licensed Product; (b) any use of Licensed Product in Development activities; or (c) any disposal or transfer of Licensed Product for a bona fide charitable purpose, compassionate use or samples.

“Force Majeure” shall have the meaning set forth in Section 17.6.

“FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially- committed employees aggregating to one full-time employee) employed or contracted by a Party or its Affiliates and assigned to perform specified work hereunder, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [***] hours per year; provided, that any such employee who devotes less than [***] hours per year shall be treated as an FTE on a pro rata basis based on the number of actual hours worked divided by [***]. For clarity, FTEs shall [***].

“Governmental Authority” means any: (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature, including any Regulatory Authority, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal; (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“IASO” shall have the meaning set forth in the first paragraph of this License Agreement.

“IASO Documents” shall have the meaning set forth in Section 5.3(b).

“IASO Indemnitees” shall have the meaning set forth in Section 15.2.

“[***]” shall have the meaning set forth in Section [***].

“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, and any comparable filing(s) outside the United States for the investigation of any product in humans in any other country or group of countries (such as an application for a clinical trial in the European Union).

“Indemnification Claim Notice” shall have the meaning set forth in Section 15.3(b).

“Indemnified Party” shall have the meaning set forth in Section 15.3(b).

“Indemnifying Party” shall have the meaning set forth in Section 15.3(b).

“Indication” means any disease, condition or syndrome, or sign or symptom of, or associated with, a disease or condition.

“Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this License Agreement.

“Insolvency Event” mean a Party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, consents to an order for relief in connection with an involuntary

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petition in bankruptcy filed against such Party (or an involuntary petition in bankruptcy filed against such Party remains un-dismissed or un-stayed for a period of more than [***]), petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes the subject of any proceeding or action of the type described above.

“Joint Intellectual Property” shall have the meaning set forth in Section 10.1(b).

“Joint Research Committee” or “JRC” means the committee established as set forth in Section 3.3.

“Joint Steering Committee” or “JSC” means the committee established as set forth in Section 3.2.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“Licensed Intellectual Property” means the Licensed Patents and the Licensed Know-How. For clarity, Licensed Intellectual Property does not include any intellectual property of IASO that may Cover part of the Licensed Product, but does not Cover the Licensed Sequence.

“Licensed Know-How” means [***].

“Licensed Patents” means all patents and patent applications (including provisional patent applications) Controlled by IASO or its Affiliates that claim the Licensed Sequence. All Licensed Patents as of the Effective Date are identified in Exhibit A.

“Licensed Product” means any product that contains, comprises or is designed to modify T cells that (a) incorporates the Licensed Sequence as an antigen recognition domain, and (b) specifically binds to CD19 [***]. Notwithstanding the foregoing, “Licensed Products” [***].

“Licensed Sequence” means [***], the sequence of which is set forth on Exhibit B.

“Licensed Sequence Improvement” means any improvement to the DNA sequence of the Licensed Sequence made, conceived, reduced to practice, affixed or otherwise developed by or on behalf of Cabaletta during the term of this License Agreement in the exercise of the license granted to Cabaletta under Section 2.1; [***].

“MAA” means an application for the authorization to market the Licensed Product(s) in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries, but not including any pricing or reimbursement approval.

“Major European Markets” means United Kingdom, France, Germany, Italy and Spain.

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“Major Market Country” means U.S., United Kingdom, France Germany, Italy, Spain, Japan, mainland China, Canada and Australia.

“Major Pharma” means any international pharmaceutical company with an annual revenue that exceeds US$[***] for the most recent financial year preceding the effective date of the proposed sublicense, or any direct or indirect subsidiary of such company.

“Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Licensed Product(s) or the Licensed Sequence or, in either case, any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale- up whether before or after Regulatory Approval, manufacturing any Licensed Product or Licensed Sequence in bulk or finished form for Development or Commercialization (as applicable), including formulation, filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a Licensed Product or Licensed Sequence or, in either case, any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a Licensed Product or Licensed Sequence, and regulatory activities related to any of the foregoing. For clarity, “manufacture” and “manufacturing” shall have the corresponding meanings with respect to any pharmaceutical product other than the Licensed Product.

“Material Transfer Agreement” means the Material Transfer Agreement, dated [***], between IASO and Cabaletta.

“Milestone Payments” means the payments to be made by Cabaletta to IASO upon the achievement of the corresponding Milestones as set forth in Section 8.2.

“Milestones” means, collectively, the Development Milestones and the Commercial Milestones.

“Net Sales” means the [***]sales amounts invoiced by Cabaletta or any of its Affiliates or Sublicensees for the Licensed Product sold to Third Parties in the Territory in bona fide, arm’s length transactions, as determined in accordance with Accounting Standards less the following deductions booked on [***] basis by Cabaletta and its Affiliates or Sublicensees under the applicable Accounting Standards to calculate the recorded net sales from [***]:

(i)
normal and customary trade and cash discounts, actually allowed and properly taken, directly with respect to sales of the Licensed Product;
(ii)
amounts repaid or credited by reasons of defects, rejections, recalls or returns;
(iii)
rebates and chargebacks to customers and Third Parties (including Medicare, Medicaid, managed healthcare and similar types of rebates);
(iv)
amounts provided or credited to customers through coupons and other discount programs;
(v)
delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;
(vi)
[***];
(vii)
taxes (including sales tax, excise tax and VAT, but not income taxes), tariffs and duties levied on the sales, transfer, transportation or delivery of the Licensed Product;
(viii)
[***]
(ix)
any invoiced amounts from a prior period which [***]; and
(x)
actual transportation cost for the delivery of the Licensed Product, to the extent added to the sale price and set forth separately as such in the total amount invoiced.

(a)
In the case of any sale or other disposal of a Licensed Product between or among Cabaletta and its Affiliates or Sublicensees, for resale, Net Sales shall be calculated [***].

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(b)
In the case of any sale that is not invoiced or is delivered before invoice, Net Sales shall be calculated [***].

(c)
In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated [***].

(d)
For the avoidance of doubt, sales between Cabaletta, and its Affiliates and Sublicensees shall not be considered Net Sales [***].

(e)
[***].

“Party” or “Parties” shall have the meaning set forth in the first paragraph of this License Agreement. “Patent Challenge” shall have the meaning set forth in Section 12.5.

“Patent Prosecution” shall have the meaning set forth in Section 10.3(a).

“Patent Rights” means all patents and patent applications (including provisional patent applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase 1 Clinical Trial” means a human clinical trial which provides for the testing in humans of a new product, conducted in a small number of normal volunteers or patients to get information on product safety, tolerability, dosing regimens, immunogenicity, pharmacological activity, or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or analogous regulations of an applicable Regulatory Authority outside the U.S.).

“Phase 1/2 Clinical Trial” means a Phase 1 Clinical Trial that (a) is also designed to satisfy the requirements of 21 C.F.R. 312.21(b) or corresponding foreign regulations; or (b) is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) or corresponding foreign regulations.

“Phase 3 Clinical Trial” means a human clinical trial of any product on sufficient numbers of patients that is intended to demonstrate statistically, through a well-controlled design, that such product is safe and efficacious for its intended use, to evaluate the risk-benefit relationship of the product, and to define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, as described in 21 C.F.R. § 312.21(c) (or analogous regulations of an applicable Regulatory Authority outside the U.S.), and that is intended to support Regulatory Approval of such product.

“Pivotal Trial” means, with respect to a Licensed Product, a clinical study that at the time of initiation (or any later expansion of patient enrolment, if applicable) is expected to be the basis for final Regulatory Approval of such Licensed Product, including any Phase 3 Clinical Trial as described in

U.S. 21 C.F.R. §312.21(c), as amended, or the foreign equivalent thereof.

“Product Marks” shall have the meaning set forth in Section 10.5.

“Qualified Sublicensee” means [***].

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“Region” means any of the following regions: (a) North America, (b) Europe, (c) APAC and (d) all countries outside of North America, Europe and APAC.

“Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a biological or pharmaceutical product for a particular Indication in a country in the world (including separate pricing or reimbursement approvals, as necessary), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for Licensed Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to a pharmaceutical or medical product, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in European Union member states under national implementations of Article 10 of Directive 2001/83/EC, and rights similar thereto in other country or jurisdiction.

“Regulatory Filings” means the regulatory registrations, applications, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Regulatory Approvals or other submissions made to or with any Regulatory Authority necessary for the research, Development (including the conduct of clinical trials), Manufacture, or Commercialization of the Licensed Product(s) or the Licensed Sequence in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each BLA, including all Drug Master File(s) (if any), IND, Clinical Trial Application in the European Union, MAA and supplemental applications or foreign equivalents of any of the foregoing.

“ROFN Territory” means mainland China, Hong Kong, Macau and Taiwan.

“ROW” means outside of the United States and Europe.

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period starting on the date when Net Sales of such Licensed Product in such country is generated and ending on the last of: (a) the expiration of the last to expire Valid Claim included in the Licensed Intellectual Property Covering the Licensed Sequence contained in such Licensed Product in such country that, but for the licenses granted in this License Agreement, would be infringed by the sale of such Licensed Product in such country; (b) [***] from the date of the First Commercial Sale of such Licensed Product in such country; or (c) the expiration of all Regulatory Exclusivities for such Licensed Product in such country.

“Sales, Royalty & Sublicensing Revenue Report” means a written report or reports showing the calculation of each of: (a) the Net Sales of each Licensed Product in the Territory, on a country-by- country basis, during the reporting period by Cabaletta and its Affiliates and Sublicensees, including gross sales and an itemized calculation showing separately each type of deduction provided for in the definition of “Net Sales”; (b) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales, including any deductions taken pursuant to Sections 8.3(b), 8.3(c) and 8.4; and (c) Sublicensing Revenue (if any).

“Senior Officers” means, for Cabaletta, Chief Executive Officer, and for IASO, Chief Executive

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Officer.

“Sublicensee” means any Person, other than an Affiliate or a Distributor, to which Cabaletta grants or transfers a sublicense or option rights under the Licensed Intellectual Property.

“Sublicensing Revenue” means [***].

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Infringement” shall have the meaning set forth in Section 10.4(a).

“United States” or “U.S.” means the United States of America, its territories and possessions. “US$” means the lawful currency of the United States.

“Valid Claim” means: (a) a claim of an issued and unexpired patent included within the Licensed Intellectual Property that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim included in a patent application included within the Licensed Intellectual Property that (i) is being prosecuted in good faith and (ii) has not been irretrievably cancelled, withdrawn or abandoned, nor been pending for more than [***] from its priority date. If a claim included in a patent application ceased to be a Valid Claim under clause (b) of the preceding sentence only because of the passage of time under clause (b)(ii), and later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.

“Withholding Tax Action” shall have the meaning set forth in Section 9.3(c).

1.2
Interpretation. In this License Agreement unless otherwise specified and unless the context otherwise requires:

(a)
“includes” and “including” shall mean respectively includes and including without limitation;

(b)
“or” shall mean and/or;

(c)
a Party includes its permitted assignees or the respective successors hereunder;

(d)
a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(e)
words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(f)
the Exhibits and other attachments form part of the operative provision of this License Agreement and references to this License Agreement shall include references to the Exhibits and attachments;

(g)
the headings in this License Agreement are for information only and shall not be considered in the interpretation of this License Agreement; and

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(h)
general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.
LICENSE

2.1
License Grant. Subject to the terms and conditions of this License Agreement, IASO hereby grants to Cabaletta an exclusive (even as to IASO and its Affiliates), sublicensable (pursuant to Section 2.2) license, under the Licensed Intellectual Property to use the Licensed Sequence to Exploit the Licensed Product(s) in the Field in the Territory. For the avoidance of doubt, (a) the foregoing license is exclusive to Cabaletta and IASO has no retained rights (and will not attempt to license any rights, directly or indirectly, to any Third Party) with respect to the use of the Licensed Products or the Licensed Sequence in the Exploitation of the Licensed Products in the Field in the Territory, except for the right to conduct activities undertaken pursuant to the express terms of this License Agreement, (b) except for the Licensed Sequence, IASO does not grant to Cabaletta any right to use any component that is proprietary to IASO, whether or not known to Cabaletta as of the Effective Date, and (c) Cabaletta shall have the sole decision-making authority with respect to the Licensed Product(s) in the Field and in the Territory; provided, that [***].

2.2
Sublicense Rights. Cabaletta may sublicense through multiple tiers the rights granted to it by IASO under this License Agreement at any time and at its sole discretion; provided, that (a) any sublicense granted under this License Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this License Agreement, (b) Cabaletta shall promptly notify IASO (including whether such Sublicensee has an active Competing Program) and shall provide a copy of each such sublicense agreement to IASO within [***] after the execution thereof, which sublicense agreement may be reasonably redacted to the extent sufficient information remains unredacted to allow IASO to verify whether Cabaletta is in compliance with the requirements set forth in the foregoing clause (a), and (c) if such proposed Sublicensee qualifies as a Qualified Sublicensee and it has a Competing Program (as defined below) as of the date of the contemplated sublicense grant, Cabaletta shall obtain IASO’s prior written consent prior to grant of such sublicense (provided, further, that, the Parties shall engage in good faith discussion prior to IASO making a decision of whether or not to consent to such proposed sublicense), and (d) if such proposed Sublicensee is not a Major Pharma and does not qualify as a Qualified Sublicensee, it shall not have an active Competing Program as of the date of the contemplated sublicense grant. Cabaletta may exercise its rights and perform its rights and obligations under this License Agreement itself or through any of its Affiliates. In addition, Cabaletta may subcontract to Third Parties the performance of tasks and obligations with respect to the Development, Manufacture and Commercialization of the Licensed Product(s) as Cabaletta deems appropriate. Cabaletta shall remain directly responsible for all of its obligations under this License Agreement that may have been delegated or sublicensed to any Affiliate, Sublicensee or subcontractor.

2.3
Non-Compete.

(a)
During the term of this License Agreement, IASO shall not, shall cause its Affiliates not to, and shall not license, authorize, appoint or otherwise enable any Third Party to, directly or indirectly Exploit: (i) any mono-targeting therapy in autologous CAR-T therapy [***], or (ii) multi-targeting therapy in the Field; [***], except for [***].

(b)
Cabaletta covenants and agrees that during the term of this License Agreement, Cabaletta shall not, shall cause its Affiliates and Sublicensees not to, and shall not license, authorize, appoint or otherwise knowingly enable any Third Party to directly or indirectly Exploit any dual- targeting therapy that targets both CD19 and CD22 in the Territory(a “Competing Program”).
(c)
[***].

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(d)
The Parties acknowledge and agree that the restrictions contained in this Section 2.3 are reasonable in scope and duration and are properly required for the adequate protection of each of IASO’s and Cabaletta’s rights hereunder and the value associated with the Licensed Sequence and the Licensed Product. The Parties further agree that if any portion of this Section 2.3 is determined by an arbitrator or a court of competent jurisdiction to be unenforceable, this Section 2.3 shall be interpreted to have the broadest application as shall be enforceable under Applicable Laws.

2.4
Right of First Negotiation. If Cabaletta desires to grant to any Third Party an exclusive license to the Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Product in the ROFN Territory, then Cabaletta shall first provide IASO with written notice of its desire to do so. IASO shall have [***] after receipt of such written notice, access to such data room with such information about the Licensed Product that Cabaletta planned to provide to a Third Party bidder for such exclusive license, and an opportunity to request additional data, to notify Cabaletta, in writing, that it wishes to enter into negotiations with Cabaletta to obtain such rights to the Licensed Product in the ROFN Territory. If IASO notifies Cabaletta that it wishes to enter into such negotiations, then the Parties shall exclusively, in good faith and diligently negotiate an agreement on such terms and conditions within [***] of such notification by IASO. If the Parties are not able to reach an agreement upon the expiration of the foregoing [***] period, Cabaletta shall then be free to negotiate the grant of such rights to the Licensed Product in the ROFN Territory with Third Parties; provided, that, (a) Cabaletta shall not provide any material information regarding the Licensed Product to a Third Party bidder that was not previously provided to IASO and (b) if Cabaletta does not enter into a definitive agreement that grants such right to a Third Party within [***] from the end of the [***] negotiation period referenced above, then IASO’s right of first negotiation shall again apply. For the sake of clarity, if IASO does not inform Cabaletta that it wishes to enter into negotiations with Cabaletta to obtain such rights to the Licensed Product in the ROFN Territory within said [***] period, then Cabaletta would then be free to negotiate the grant of such rights to the Licensed Product in the ROFN Territory to [***] Third Parties.

3.
GOVERNANCE

3.1
Alliance Managers. Within [***] following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this License Agreement (each, an “Alliance Manager”). The Alliance Managers will serve as the contact point between the Parties for the purpose of: (a) exchanging information on the research, Development, Manufacturing and Commercialization activities of the Parties hereunder; (b) facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate, including facilitating review of external corporate communications; and (d) raising cross- Party or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager upon prior written notice to the other Party.

3.2
Joint Steering Committee.

(a)
The Parties will establish a Joint Steering Committee, composed of up to [***] senior personnel of IASO and up to [***] senior personnel of Cabaletta ([***] of which will be the Party’s Alliance Manager and which personnel for each Party, collectively, shall have a general understanding of drug manufacturing, development or commercialization issues), to oversee the Development and Commercialization of the Licensed Product(s) in the Territory, including new product planning and Commercialization activities. The JSC may also fulfill such other

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responsibilities as may be allocated to the JSC by mutual written agreement of the Parties.

(b)
Within [***] following the Effective Date, each Party will designate its initial members to serve on the JSC and notify the other Party of the dates of availability for the first meeting of the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party.

(c)
The JSC shall meet on a [***] basis and at such other times as the Parties may agree. The first meeting of the JSC shall be held as soon as reasonably practicable, but in no event later than [***] following the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference and, except with the prior consent of both Parties, will only be attended by the representatives of the JSC.

(d)
Cabaletta shall appoint one of its representatives on the JSC to act as chairperson of the JSC. The JSC chairperson shall set agendas for JSC meetings (which shall include all relevant topics reasonably requested by any JSC member that fall within the jurisdiction of the JSC) and be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JSC meeting, which draft minutes shall be subject to review and approval by all JSC members.

3.3
Joint Research Committee.

(a)
The Parties will establish a Joint Research Committee, composed of up to [***] senior personnel of IASO and up to [***] senior personnel of Cabaletta ([***]of which will be the Party’s Alliance Manager and which personnel for each Party, collectively, shall have a general understanding of drug manufacturing, development or commercialization issues), to discuss the Development Plan and review the Development activities with respect to the Licensed Product(s) in the Field in the Territory.

(b)
Within [***] following the Effective Date, each Party will designate its initial members to serve on the JRC and notify the other Party of the dates of availability for the first meeting of the JRC. Each Party may replace its representatives on the JRC on written notice to the other Party.

(c)
The JRC will discuss the Development Plan and review the Development activities with respect to the Licensed Product(s). Each Calendar Year, Cabaletta will prepare and present to the JRC an amendment to the Development Plan for the JRC’s review and discussion.

(d)
The JRC shall meet on a [***] basis and at such other times as the Parties may agree. The first meeting of the JRC shall be held as soon as reasonably practicable, but in no event later than [***] following the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference and, except with the prior consent of both Parties, will only be attended by the representatives of the JRC.

(e)
Cabaletta shall appoint [***] of its representatives on the JRC to act as chairperson of the JRC. The JRC chairperson shall set agendas for JRC meetings (which shall include all relevant topics reasonably requested by any JSC member that fall within the jurisdiction of the JSC) and be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JRC meeting, which draft minutes shall be subject to review and approval by all JRC members.

3.4
Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne solely by such Party.

3.5
Decision-Making Authority. For the avoidance of doubt, subject to Section 2.1, Cabaletta shall have the sole decision-making authority with respect to the Licensed Product(s) in the Field in the Territory.

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4.
DISCLOSURE OF LICENSED KNOW-HOW & COOPERATION

4.1
Disclosure of Licensed Know-How. Within [***] after the Effective Date, IASO, without additional consideration, shall disclose to Cabaletta or its designated Affiliate all of the Licensed Know-How in existence as of the Effective Date. Thereafter on a continuing basis during the term of this License Agreement, IASO, without additional consideration, shall promptly disclose to Cabaletta or its designated Affiliate all additional Licensed Know-How that comes in to existence from time to time.

4.2
Cooperation. IASO shall use Commercially Reasonable Efforts to provide assistance to Cabaletta or its designated Affiliate in connection with understanding and using the Licensed Know-How for purposes consistent with licenses and rights granted to Cabaletta hereunder, including by providing information to assist Cabaletta or its designated Affiliate in developing the Licensed Product(s) and its related activities.

5.
DEVELOPMENT AND REGULATORY

5.1
Development. Cabaletta will be responsible for conducting, at its sole expense, such research and preclinical, clinical and other Development of the Licensed Product in the Field in the Territory as Cabaletta determines appropriate in its sole discretion. Such Development activities shall be conducted pursuant to a Development Plan prepared by, and amended from time to time by, Cabaletta in its sole discretion; [***].

5.2
Development Diligence.

(a)
Cabaletta shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop [***] Licensed Product in [***] Indication in the Field in (a) the United States and (b) [***] of the Major European Markets or, upon mutual written consent of the Parties (IASO’s consent not to be unreasonably withheld, delayed or conditioned), [***].

(b)
Without limiting Cabaletta’s obligations under clause (a) above, Cabaletta shall satisfy the Diligence Milestones set forth in the table on or before the corresponding Diligence Milestone Date. Cabaletta may up to [***] unilaterally extend the corresponding date of a Diligence Milestone by a [***] period (for a maximum of [***] of extension to such date) for a one-time payment of US$[***] for the [***] extension and US$[***] for the [***] extension, in which case all subsequent dates listed in the below table would be extended accordingly. [***] any failure by Cabaletta to satisfy the Diligence Milestones obligations under this Section 5.2(b) [***] (for clarity, the foregoing shall not [***]).

Diligence Milestone	Diligence Milestone Date
[***]	[***]
[***]	[***]
[***]	[***]

5.3
Regulatory.

(a)
Cabaletta will (i) determine the regulatory plans and strategies for the Licensed Product(s), (ii) (either directly or through its Affiliates or Sublicensees) make all Regulatory Filings with

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respect to the Licensed Product(s) and (iii) will be responsible for obtaining and maintaining Regulatory Approvals for the Licensed Product(s), in each case in the Field throughout the Territory in the name of Cabaletta or its Affiliates or Sublicensees.

(b)
IASO hereby grants to Cabaletta (i) an exclusive right of reference (including with regard to IASO and its Affiliates), with the right to grant further rights of reference through multiple tiers, under certain Regulatory Filings or (ii) access to certain other documents, materials and information relating to the Licensed Sequence within [***] after the Effective Date, in each case (of clauses (i) and (ii)) as set forth in Exhibit C and as such Regulatory Filings, documents, material and information exist as of the Effective Date (“IASO Documents”) solely for Cabaletta to use in the preparation and submission of Regulatory Filings in connection with the Development of the Licensed Product(s) in the Field in the Territory; provided, that, if Cabaletta, or any Person to which Cabaletta grants a further right of reference, references such IASO Documents (or any data or results contained therein) in any of its Regulatory Filings, Cabaletta shall (x) ensure that IASO’s ownership of such referenced IASO Documents and data or results contained therein is made clear in such Regulatory Filings, and (y) provide IASO a draft of such Regulatory Filings at least [***] prior to submission in order to provide IASO a reasonable opportunity to review and comment on such draft Regulatory Filings, and Cabaletta shall consider IASO’s comments in good faith. IASO may provide the IASO Documents to Cabaletta in their original language and shall have no obligation to translate them into English language. IASO may reasonably redact sensitive or irrelevant information in the IASO Documents. Cabaletta shall not use (or permit the use of) the IASO Documents or any data or results contained therein for any other purpose except as expressly permitted under this Section 5.3(b).

(c)
Cabaletta shall have the right to disclose the existence of, and the results from, any clinical trials conducted under this License Agreement in accordance with its standard policies.

5.4
Compliance. Each Party agrees that in performing its obligations under this License Agreement (a) it shall comply with all Applicable Law, including applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended.

6.
MANUFACTURING

6.1
Manufacturing. Cabaletta or its designated Affiliates(s) and Sublicensee(s) will be solely responsible for the Manufacture of the Licensed Sequence and Licensed Products being Developed or Commercialized under this License Agreement.

6.2
CMC Assistance. Within [***] after IASO’s receipt of the upfront payment under Section 8.1, IASO shall provide written responses (as of the Effective Date) to the CMC related questions set forth in Exhibit D (such responses, the “IASO CMC Data”). During the term of this License Agreement, IASO shall provide Cabaletta up to an aggregate of [***] of assistance to answer additional technical questions from Cabaletta that relate to the Licensed Sequence free of charge; provided, that IASO shall not be obligated to disclose to Cabaletta any commercially sensitive information, as determined by IASO in good faith. After the exhaustion of the foregoing [***] of technical assistance for the additional technical questions from Cabaletta, only in the event a Regulatory Authority has issued to Cabaletta a request or question relating to the License Sequence which Cabaletta is unable to respond to without IASO’s assistance, the Parties shall discuss in good faith for IASO’s prompt provision of such requested additional assistance to Cabaletta.

7.
COMMERCIALIZATION

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7.1
Commercialization Responsibility; Diligence. Cabaletta or its designated Affiliate(s) and Sublicensee(s) will be solely responsible for all aspects of Commercialization of the Licensed Product(s) in the Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement. Cabaletta, directly or through its Affiliates or Sublicensees, shall be required to use Commercially Reasonable Efforts, at its expense, to Commercialize [***] Licensed Product in [***] Indication in the Field in (a) the United States and (b) [***] of the Major European Markets or, upon mutual written consent of the Parties (IASO’s consent not to be unreasonably withheld, delayed or conditioned), [***].

7.2
Pharmacovigilance. Unless the Parties enter into a license agreement for the Licensed Product in the ROFN Territory pursuant to Section 2.4, Cabaletta shall be solely responsible for the reporting and handling of adverse events in accordance with Applicable Laws with regard to pharmacovigilance of the Licensed Product. If required to comply with regulatory requirements, following the Effective Date, and in time to ensure that all regulatory requirements are met, the Parties shall enter into a mutually- agreed written pharmacovigilance agreement to document exchange between the Parties of adverse event reports and safety information associated with the Licensed Sequence and the Licensed Product(s) and any IASO product that includes the Licensed Sequence.

8.
FINANCIAL PROVISIONS

8.1
Upfront Payment. In consideration of the licenses and rights granted to Cabaletta hereunder, Cabaletta shall pay to IASO a one-time, non-refundable, non-creditable upfront payment of US$2,500,000 within [***] of the Effective Date.

8.2
Milestone Payments. In further consideration of the licenses and rights granted to Cabaletta hereunder, upon achievement by Cabaletta, its Affiliates, or its Sublicensees of each of the following Milestones for the Licensed Product(s) set forth below, the corresponding Milestone Payments shall be payable by Cabaletta to IASO.

(a)
Development Milestones: The Development Milestones shall be paid once for each of the [***] Licensed Products; provided, that in the event any Development Milestone set forth in the below table is achieved with respect to a [***] Licensed Product, the applicable Milestone Payment set forth below shall [***]. For clarity, with respect to a Licensed Product for which Regulatory Approval has been achieved for [***] (e.g. [***]), Regulatory Approval for the same Licensed Product [***] (e.g. [***]) shall [***].

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Development Milestone Event	Development Milestone Payment (US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For the purpose of this Section 8.2(a), [***].

With respect to the Development Milestones [***].

With respect to the Development Milestones [***].

(b)
Commercial Milestones: The following one-time Commercial Milestone payments are based on the aggregate Net Sales of all of the Licensed Product(s) in the Territory during a Calendar Year.

Commercial Milestone Event	Milestone Payment (US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For purposes of each Commercial Milestone event, Net Sales shall only include [***].

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(c)
Notice of Milestone Achievement. Cabaletta shall provide IASO with written notice of the achievement of each Milestone within [***] after such Milestone is achieved.

8.3
Royalty Payments.

(a)
In consideration of the licenses and rights granted to Cabaletta hereunder, during the Royalty Term for a Licensed Product(s), Cabaletta will make royalty payments to IASO on Net Sales of such Licensed Product by Cabaletta, its Affiliates and Sublicensees at the applicable percentages set forth below.

Portion of Net Sales of all Licensed Product(s) in any Calendar Year during the Royalty Term	Royalty Percentage
[***]	[***]
[***]	[***]
[***]	[***]

The royalty percentage stated next to a given range of Net Sales will be used to calculate only royalties to be paid on Net Sales falling within that range. For example, if Net Sales of the Licensed Product(s) in a Calendar Year are US$[***], the royalty on such Net Sales shall be equal to [***] of US$[***] plus [***] of US$[***].

(b)
The royalty amounts payable under Section 8.3(a) with respect to Net Sales of Licensed Products in a particular country shall be reduced by [***] of the amounts otherwise payable, during any portion of the applicable Royalty Term in which there is not [***]Valid Claim of a Licensed Patent that Covers such Licensed Product in such country. [***].

(c)
If, on a Licensed Product-by-Licensed Product and country-by-country basis, a Biosimilar Product with respect to any Licensed Product is introduced in such country, then the royalties payable under Section 8.3(a) with respect to Net Sales of such Licensed Product in such country shall be reduced by [***] solely for so long as sales of such Biosimilar Product represent more than [***] of the total market (by unit sales) for such Licensed Product and Biosimilar Product in such country as reported by IQVIA (or another credible source if IQVIA does not provide such information).

(d)
Following expiration of the Royalty Term on a Licensed Product-by-Licensed Product and country-by-country basis, Cabaletta’s licenses under Section 2.1 with respect to such Licensed Product in such country shall continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable.

8.4
Third Party Obligations.

(a)
Notwithstanding the provisions of this Section 8.4, IASO shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties under

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any Licensed Patents or Licensed Know-How that have been licensed to IASO and are sublicensed to Cabaletta under this License Agreement. All such payments shall be made promptly by IASO in accordance with the terms of its agreement with such Third Parties.

(b)
In the event that Cabaletta reasonably determines that rights to any Patent Right Controlled by a Third Party that Covers the Licensed Sequence are required in order to Develop, Manufacture, use or Commercialize the Licensed Product (in addition to the Licensed Intellectual Property and outside the intellectual property falling under the scope of Section 8.4(a)), Cabaletta shall have the right to negotiate and acquire such rights through a license or otherwise (including pursuant to any settlement agreement) and to deduct from the royalty payments due to IASO during any Calendar Quarter [***] of the royalties paid by Cabaletta to such Third Party during such Calendar Quarter and Cabaletta shall use Commercially Reasonable Efforts to negotiate and minimize such royalties for such Third Party license.

8.5
Royalty Floor. On a Licensed Product-by-Licensed Product and country-by-country basis, in no event shall the royalty reductions described in Sections 8.3(b), 8.3(c) and 8.4, alone or together, reduce the royalties payable by Cabaletta for such Licensed Product and such country in a given Calendar Quarter pursuant to Section 8.3(a) by more than [***]; provided, however, that in each of the foregoing instances, any such reduction not fully taken as a result of the application of this Section 8.5 may be carried forward and applied against future royalties otherwise owed until the full amount that Cabaletta was entitled to apply to reduce such amounts has been applied.

8.6
Sublicensing Revenue. During the Royalty Term, Cabaletta will pay IASO [***] of Sublicensing Revenue actually received for the grant or transfer of any sublicenses or options rights to a Third Party of the Licensed Intellectual Property.

8.7
No Projections. IASO and Cabaletta acknowledge and agree that nothing in this License Agreement shall be construed as representing an estimate or projection of anticipated sales of any Licensed Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this License Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to IASO in the event such Milestones or Net Sales levels are achieved. NEITHER CABALETTA NOR IASO MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT CABALETTA WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.

9.
REPORTS AND PAYMENT TERMS

9.1
Payment Terms.

(a)
Following achievement of a Milestone, Cabaletta shall make the applicable Milestone Payment(s) within [***] of Cabaletta’s receipt of invoice from IASO.

(b)
Within [***] after each Calendar Quarter during the term of this License Agreement following the start of the first Royalty Term or the first receipt of any Sublicense Revenue, Cabaletta will provide to IASO a Sales, Royalty & Sublicensing Revenue Report. IASO shall invoice Cabaletta for the applicable royalty amounts and Sublicensing Revenue (if any), and Cabaletta shall pay such undisputed amounts within [***] of Cabaletta’s receipt of such invoice.

(c)
All payments hereunder shall be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by the recipient in writing. Any payment that falls due on a date that is not a Business Day in the location from which the payment will be made may be

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made on the next succeeding Business Day in such location.

(d)
If IASO does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to IASO from the due date until the date of payment at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [***] or the maximum rate allowable by Applicable Laws, whichever is less.

9.2
Currency. All payments under this License Agreement shall be payable in U.S. Dollars. When conversion of payments from any foreign currency is required to be undertaken by Cabaletta, the U.S. Dollar equivalent shall be calculated using Cabaletta’s then-current standard exchange rate methodology as applied in its external reporting.

9.3
Taxes.

(a)
Each Party shall be responsible for any tax obligations of its own due to this License Agreement, including but not limited to income tax and capital gains tax. Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its tax obligations.

(b)
Payments under this License Agreement are exclusive of any applicable VAT, GST, sales or similar taxes. Any other indirect tax, including transfer tax, duties, levies and customs, shall be borne by IASO.

(c)
If any taxes are required by Applicable Law to be withheld by Cabaletta in respect of any amount payable to IASO under this License Agreement, prior to making any withholding, Cabaletta will: (i) timely provide a prior written notice to IASO of the amounts subject to deduction or withholding, and the legal basis therefor; (ii) provide IASO a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding; (iii) deduct such withholding taxes (adjusted for any such reduction or exemption) from the payment made to IASO; (iv) timely pay such taxes to the proper taxing authority; (v) promptly send proof of payment to IASO; and (vi) reasonably assist IASO in its efforts to obtain a credit or refund for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from or minimizing such deductions or withholdings under double taxation laws or similar circumstances. Notwithstanding the foregoing, if Cabaletta is required by Applicable Law to withhold taxes in respect of any amount payable to IASO under this License Agreement, and if such withholding obligation arises or is increased as a result any action by Cabaletta or its Affiliates after the Effective Date that is not required by Applicable Law, including any assignment, sublicense, change in tax residency, change in the entity making payment, failure to comply with Applicable Laws or filing or record retention requirements (each, a “Withholding Tax Action”), then, notwithstanding anything to the contrary herein, any such amount payable to IASO under this License Agreement shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings, IASO receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred.

(d)
For all tax purposes, both Parties agree to report the transactions contemplated by this License Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

9.4
Records and Audit Rights.

(a)
Cabaletta shall keep complete, true and accurate books and records in accordance with its

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Accounting Standards in relation to this License Agreement, including, in relation to Net Sales, royalties and Sublicensing Revenue. Cabaletta will keep such books and records for at least [***] following the Calendar Quarter to which they pertain.

(b)
IASO may, upon written notice to Cabaletta, appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to Cabaletta) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of Cabaletta to verify the accuracy of any financial statement or reports hereunder, including any Sales, Royalty & Sublicensing Revenue Report. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Cabaletta by which the Auditor shall keep confidential all Information reviewed during such audit. The Auditor shall have the right to disclose to IASO its conclusions regarding any payments owed under this License Agreement.

(c)
Cabaletta shall make its records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from IASO. The records shall be reviewed solely to verify the accuracy of the relevant reports and payments. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, IASO shall only be entitled to audit the relevant books and records of Cabaletta for a period of [***] after receipt of the applicable report to which such books and records pertain. All Information received and all Information learned in the course of any audit or inspection shall constitute Information of Cabaletta hereunder subject to Article 11.

(d)
The Auditor shall provide its audit report and basis for any determination to Cabaletta at the time such report is provided to IASO, before it is considered final. Cabaletta shall have the right to request a further determination by such Auditor as to matters that Cabaletta disputes within [***] following receipt of such report. Cabaletta will provide IASO and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 17.5.

(e)
In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by either Party, the underpaid or overpaid amount shall be settled promptly (in the case of underpayment by Cabaletta under this License Agreement, plus interest from original due date as set forth in Section 9.1(d)).

(f)
IASO shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such audit of more than [***] of the amount paid, Cabaletta shall pay for such audit.

10.
INTELLECTUAL PROPERTY RIGHTS

10.1
Ownership of Intellectual Property.

(a)
Any intellectual property related to the Licensed Intellectual Property in the Field in the Territory that is solely conceived, developed, reduced to practice or otherwise made and reduced to practice by or on behalf of one Party or its Affiliates (and not by or on behalf of the other Party or its Affiliates) (the “Creating Party”), whether or not patented or patentable, shall be solely owned by the Creating Party.

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(b)
As between the Parties, the Parties shall each own an equal, undivided interest in any and all intellectual property related to the Licensed Intellectual Property in the Field in the Territory that is conceived, discovered, developed, reduced to practice or otherwise made jointly by or on behalf of IASO or its Affiliates, on the one hand, and Cabaletta or its Affiliates, on the other hand, whether or not patented or patentable (the “Joint Intellectual Property”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Intellectual Property. Each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the Joint Intellectual Property anywhere in the world without the duty of accounting or seeking consent from the other Party; provided, that (i) neither Party may practice, license, assign and otherwise exploit its interest in the Joint Intellectual Property in a manner inconsistent with its obligations set forth in Section 2.3 and (ii) IASO may not practice, license, assign and otherwise exploit its interest in the Joint Intellectual Property with respect to the conduct of any activity that, if conducted with respect to the Licensed Intellectual Property, would be inconsistent with the rights granted to Cabaletta under Section 2.1.

(c)
If Cabaletta is the Creating Party with regard to any Licensed Sequence Improvement, Cabaletta shall (and hereby does) grant to IASO a sublicensable (through multiple tiers), non- exclusive, worldwide, perpetual (except in the case of termination by Cabaletta pursuant to Section 12.2), irrevocable (except in the case of termination by Cabaletta pursuant to Section 12.2), royalty free and fully paid license to such Licensed Sequence Improvement for use solely in connection with [***].

10.2
Ownership of Results and Data. All clinical data, results and other non-proprietary information arising from Cabaletta’s, its Affiliates and Sublicensee’s activities under this License Agreement shall be owned by Cabaletta.

10.3
Patent Prosecution.

(a)
IASO will have the first right to file, prosecute and maintain the patents and patent applications under the Licensed Patents and the Joint Intellectual Property in the Territory at its own cost and expense. IASO will keep Cabaletta reasonably informed of the status of such Licensed Patents and the patents and patent applications under the Joint Intellectual Property in the Territory and, prior to making any material filings or submissions to any Governmental Authority with respect to Licensed Patents and the patents and patent applications under the Joint Intellectual Property in the Territory, shall provide a copy thereof to Cabaletta for its review and comment (such comments to be considered in good faith by IASO).

(b)
IASO will notify Cabaletta of any decision not to file applications for, or to cease prosecution or maintenance of, or not to continue to pay the expenses of prosecution or maintenance of, any Licensed Patents and the patents and patent applications under the Joint Intellectual Property in the Territory. IASO will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patents or the patents and patent applications under the Joint Intellectual Property. In such event, IASO shall permit Cabaletta, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Licensed Patent or the patents and patent applications under the Joint Intellectual Property and Cabaletta shall have the right to deduct the amount of the documented out-of-pocket costs it incurred for doing so from future royalty payments to IASO under this License Agreement. Cabaletta’s prosecution or maintenance of such Licensed Patent or the patents and patent applications under the Joint Intellectual Property shall not change the Parties’ respective rights and obligations under this License Agreement with respect thereto other than

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those expressly set forth in this Section 10.3(b).

10.4
Patent Enforcement and Defense.

(a)
Each Party will promptly notify the other of any infringement by a Third Party of any of the Licensed Intellectual Property or the Joint Intellectual Property in the Field in the Territory of which it becomes aware, and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (collectively “Third Party Infringement”).

(b)
Cabaletta will have the first right to bring and control any legal action in connection with any Third Party Infringement relating to activities that would fall within the scope of Cabaletta’s exclusive license set forth in Section 2.1, at its own expense as it reasonably determines appropriate, and IASO shall have the right (i) to review and comment on such activities (such comments to be considered in good faith by Cabaletta) and (ii) at IASO’s own expense, to be represented in any such action by counsel of its own choice. Cabaletta will notify IASO of any decision not to bring and control any legal action in connection with any Third Party Infringement relating to activities within the scope of Cabaletta’s exclusive license set forth in set forth in Section 2.1. Cabaletta will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such actions. In such event, Cabaletta shall permit IASO, at its sole discretion and expense, to bring and control any such enforcement relating to activities that would fall within the scope of Cabaletta’s exclusive license set forth in Section 2.1.

(c)
Each Party shall promptly, but in any event no later than [***] after receipt of notice of such application, notify the other Party if it becomes aware of any application for regulatory approval of a Biosimilar Product. Cabaletta shall take the lead and be responsible for preparing and filing any responses with any Regulatory Authority in the Territory and for negotiating any patent resolution in connection with any such application as set forth in paragraphs 2 through 6 of Section 351(l) of the United States Public Health Service Act (42 U.S.C. § 262(l)(2)-(6)), or any foreign equivalent thereof.

(d)
At the reasonable request of a Party in connection with an enforcement action brought by such Party pursuant to Section 10.4(b) or in response to a Biosimilar Product application pursuant to Section 10.4(c), the other Party shall, at the enforcing Party’s cost and expense, provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, access to its premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

(e)
In connection with any such proceeding, the enforcing Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Licensed Patents or Joint Intellectual Property without the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned.

(f)
Any recoveries resulting from such an action relating to a Claim of Third Party Infringement relating to activities that would fall within the scope of Cabaletta’s exclusive license set forth in Section 2.1 shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any remainder will be retained by (or if received by the non-enforcing Party, paid to) the enforcing Party; provided, however, that any such remainder retained by Cabaletta shall be subject to a royalty payment to IASO as if such remainder were Net Sales under this License Agreement.

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(g)
IASO will have the sole right to bring and control any legal action in connection with any Third Party Infringement relating to activities that would fall outside the scope of Cabaletta’s exclusive license set forth in Section 2.1, at its own expense as it reasonably determines appropriate, and IASO shall have the right to retain all recoveries.

10.5
Trademarks. Cabaletta shall have the right to brand the Licensed Product(s) using Cabaletta related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Product(s) in the Field in the Territory, which may vary by country or within a country (“Product Marks”). Cabaletta shall own all rights in Product Marks and register and maintain Product Marks in the countries and regions it determines reasonably necessary.

10.6
Patent Extensions.

(a)
IASO shall in its sole discretion determine which, if any, Licensed Patents and for which product (which may or may not be a Licensed Product) it will apply to extend.

(b)
If IASO determines to extend a Licensed Patent for a Licensed Product pursuant to the foregoing subsection (a), Cabaletta shall cooperate with IASO in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to such Licensed Patents for such Licensed Products in any country or region where applicable as determined by IASO pursuant to the foregoing subsection (a). Cabaletta shall provide all reasonable assistance requested by IASO, including permitting IASO to proceed with applications for such in the name of Cabaletta, if deemed appropriate by IASO, and executing documents and providing any relevant information to IASO.

11.
CONFIDENTIALITY

11.1
Duty of Confidence. Subject to the other provisions of this Article 11, all Information disclosed by a Party or its Affiliates under this License Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Information for the purposes of this License Agreement and pursuant to the rights granted to the recipient Party under this License Agreement, which shall include, in the case of Cabaletta, the use and Development of the Licensed Product. Subject to the other provisions of this Article 11, each Party shall hold as confidential such Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information but no less than reasonable care. Subject to the other provisions of this Article 11, a recipient Party may only disclose Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and Sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this License Agreement; provided, that such Persons are bound in writing to maintain the confidentiality of the Information in a manner consistent with the confidentiality provisions of this License Agreement.

11.2
Exceptions. The obligations under this Article 11 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)
is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this License Agreement by the recipient Party or its Affiliates;

(b)
was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

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(c)
is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)
is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Information disclosed by the disclosing Party or its Affiliates under this License Agreement.

Specific aspects or details of Information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

11.3
Authorized Disclosures.

(a)
In addition to disclosures allowed under Sections 11.1 and 11.2, each Party may disclose Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this License Agreement; (ii) in connection with Regulatory Filings for Licensed Products; (iii) prosecuting or defending litigation as permitted by this License Agreement; (iv) complying with applicable court orders or governmental regulations; (v) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder; or (vi) as necessary in connection with any financing, merger, sublicensing or similar transaction, subject to confidentiality provisions substantially similar to those in this Article 11, or as necessary to obtain legal or financial advice from its attorneys, and financial advisors who have an obligation of confidentiality to the Party.

(b)
In addition, Cabaletta and its Affiliates and Sublicensees may disclose Information of IASO to Third Parties as may be necessary or useful in connection with the Development, Manufacture or Commercialization of the Licensed Sequence or the Licensed Product(s) as contemplated by this License Agreement, including in connection with subcontracting transactions, subject to confidentiality provisions substantially similar to those in this Article 11.

(c)
In the event the recipient Party is required to disclose Information of the disclosing Party by Applicable Law or in connection with bona fide legal process or pursuant to any regulations or rules of any stock exchange, such disclosure shall not be a breach of this License Agreement; provided, that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

11.4
Ongoing Obligation for Confidentiality. Upon early termination of this License Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Information disclosed by the other Party, except for one copy that may be retained in its confidential files for archive purposes.

11.5
Terms of this License Agreement. The terms of this License Agreement shall constitute Information disclosed by each Party to the other hereunder and shall be subject to the provisions of this Article 11.

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12.
TERM AND TERMINATION

12.1
Term. The term of this License Agreement will commence upon the Effective Date and continue on a country-by-country, Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term, unless earlier terminated as permitted by this License Agreement.

12.2
Termination for Breach or Insolvency.

(a)
If a Party is in material breach of any material obligation hereunder, the other Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [***] after such notice, the notifying Party shall have the right thereafter to terminate this License Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such [***] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have an additional period no longer than [***] to cure such breach. In the event that arbitration is commenced with respect to any alleged breach hereunder, no purported termination of this License Agreement pursuant to this Section 12.2(a) shall take effect until the resolution of such arbitration, and the period for cure of such alleged breach shall be tolled during the pendency of any dispute with respect to an alleged breach. Any termination by any Party under this Section 12.2(a) and the effects of termination provided herein shall be without prejudice to any Damages or other legal or equitable remedies to which it may be entitled.

(b)
Either IASO or Cabaletta may terminate this License Agreement if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this License Agreement, including Cabaletta’s continued use and practice of the Licensed Intellectual Property.

(c)
Cabaletta may terminate this License Agreement in its entirety or on a Licensed Product-by- Licensed Product or Region-by-Region basis in the event IASO rejects this License Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) or under any similar laws in any other country in the Territory.

12.3
Termination by Cabaletta At Will. Cabaletta may terminate this License Agreement at will at any time after the Effective Date in its entirety or on a Licensed Product-by-Licensed Product or Region- by-Region basis at any time on [***] prior written notice.

12.4
Termination by IASO for Cabaletta’s Failure to Achieve Diligence Milestone. IASO shall have the right to terminate this License Agreement by providing written notice to Cabaletta in the event that Cabaletta fails to achieve an applicable Diligence Milestone in Section 5.2 for a period of [***] following the applicable date of completion for such Diligence Milestone; provided, that all possible extensions, as outlined in Section 5.2, have expired or been waived by Cabaletta; provided, further, that such [***] period shall be extended to the extent any Force Majeure event, action by a Regulatory Authority or act or omission by IASO in breach of this License Agreement has delayed Cabaletta’s ability to achieve the applicable Diligence Milestone.

12.5
Termination by IASO for Cabaletta’s Patent Challenge. IASO shall have the right to terminate this License Agreement in its entirety upon written notice if Cabaletta (or any of its Affiliates or Sublicensees) commences any interference or opposition proceeding with respect to, challenges the

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validity, scope or enforceability of or otherwise opposes any Licensed Patent other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law, request or order (“Patent Challenge”) and (a) in the case of a challenge brought by Cabaletta or its Affiliates, Cabaletta or its Affiliate does not withdraw such Patent Challenge within [***] after IASO provides written notice to Cabaletta indicating its intent to terminate this License Agreement if the Patent Challenge is not withdrawn or (b) in the case of a challenge brought by a Sublicensee of Cabaletta, Cabaletta does not take action to enforce the obligations of such Sublicensee under the applicable sublicense to cease such Patent Challenge, including where available, termination of such sublicense, within [***] after IASO provides written notice to Cabaletta indicating the intent to terminate this License Agreement if the Patent Challenge is not withdrawn and identifying the Sublicensee that brought forth such challenge. In the event that IASO is entitled to terminate this License Agreement in accordance with this Section 12.5 but such termination is not permitted under Applicable Law, IASO may elect to not terminate this License Agreement and all outstanding amounts (e.g., any milestone payments or any royalties applicable to Net Sales of Licensed Product) to be paid by Cabaletta to IASO under this License Agreement shall be automatically increased by [***] going forward. For the avoidance of doubt, an action by Cabaletta in accordance with this License Agreement to amend claims within a pending patent application of IASO during the course of Cabaletta’s prosecution and maintenance of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of IASO or to abandon a patent application of IASO during the course of Cabaletta’s prosecution and maintenance of such pending patent application, shall not constitute a challenge under this Section 12.5.

12.6
Rights in Bankruptcy.

(a)
The Parties agree that this License Agreement constitutes an executory contract under Section 365 of the Bankruptcy Code for the license of “intellectual property” as defined under Section 101 of the Bankruptcy Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Cabaletta, as licensee of such rights under this License Agreement, will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code, including, but not limited to, Section 365(n) of the Bankruptcy Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against IASO under the Bankruptcy Code and any similar laws in any other country in the Territory, Cabaletta will be entitled to a complete duplicate of (or complete access to, as appropriate) Licensed Know-How, IASO CMC Data and IASO Documents and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless IASO elects to continue to perform all of its obligations under this License Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this License Agreement by or on behalf of IASO upon written request therefor by Cabaletta.

(b)
All rights, powers and remedies of Cabaletta provided for in this Section 12.6 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Bankruptcy Code and any similar laws in any other country in the Territory). In the event of an Insolvency Event in relation to IASO, Cabaletta, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Bankruptcy Code). The Parties agree that they intend the following Cabaletta rights to extend to the maximum extent permitted by law, including for purposes of the Bankruptcy Code: the right of access to and the continued right to practice any Licensed Intellectual Property in the Development, Manufacture or Commercialization of the Licensed Product(s) in the Field in the Territory.

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13.
EFFECT OF TERMINATION

13.1
Termination by Cabaletta for Cause. Upon termination of this License Agreement by Cabaletta pursuant to Section 12.2:

(a)
the licenses and other rights granted by IASO to Cabaletta will terminate and revert to IASO;

(b)
the license granted by Cabaletta to IASO under Section 10.1(c) shall terminate and revert to Cabaletta, except that if IASO has already incorporated any Licensed Sequence Improvement into any product that has entered into clinical development before such termination, then IASO shall continue to have the right to use such Licensed Sequence Improvement in connection with such product (or any modification or improvement thereof) after such termination; and

(c)
Except as set forth in this Section 13.1 and in Section 13.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

13.2
Termination by IASO for Cause or Patent Challenge, or by Cabaletta At Will. Upon termination of this License Agreement by IASO pursuant to Section 12.2 or Section 12.5, or by Cabaletta pursuant to Section 12.3:

(a)
any licenses and other rights granted by IASO to Cabaletta will terminate and revert to IASO;

(b)
the license granted by Cabaletta to IASO under Section 10.1(c) shall continue; and

(c)
Except as set forth in Section 13.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

13.3
[***] Breach. If [***] has a right to terminate this License Agreement pursuant to Section 12.2(a) due to [***] uncured material breach of its obligations [***] may [***] the terms and conditions set forth herein, except that [***].

13.4
Survival. Expiration or termination of this License Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, Article 1, Articles 9 (solely with respect to payment payable or accrued prior to expiration or termination), 10.1, 16.2, 13, 15 and 17 shall survive expiration or termination of this License Agreement, and Section 8.3(d) shall survive expiration (but not, for clarity, the earlier termination) of this License Agreement. The provisions of Article 11 shall survive the termination or expiration of this License Agreement for a period of [***].

13.5
Termination Not Sole Remedy. Termination is not the sole remedy under this License Agreement and, whether or not termination is affected and notwithstanding anything contained in this License Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

14.
REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1
Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a)
it is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)
it has full power and authority to execute, deliver, and perform this License Agreement, and has taken all action required by law and its organizational documents to authorize the execution

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and delivery of this License Agreement and the consummation of the transactions contemplated by this License Agreement;

(c)
this License Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)
all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with entering into this License Agreement have been obtained;

(e)
the execution and delivery of this License Agreement and all other instruments and documents required to be executed pursuant to this License Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Law;

(f)
(i) neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the Licensed Sequence or the Licensed Product(s) has been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug and Cosmetic Act, as amended; (ii) no Person who is known by such Party to have been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug and Cosmetic Act, as amended, will be employed by such Party in the performance of any activities hereunder; and (iii) to the actual knowledge of such Party, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder; and

(g)
all of its employees, officers, and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to it of all inventions made during the course of and as the result of their association with it and obligating the individual to maintain as confidential its Information as well as confidential information of other parties (including the other Party and its Affiliates) that such individual may receive, to the extent required to support its obligations under this License Agreement.

14.2
Representations and Warranties by IASO. IASO represents and warrants to Cabaletta as of the Effective Date that:

(a)
Exhibit A sets forth a complete and accurate list of all Licensed Patents in existence as of the Effective Date;

(b)
IASO (or its Affiliates) is the sole and exclusive owner of all of the Licensed Patents free from Encumbrances and is listed in the records of the appropriate Governmental Authorities as the sole and exclusive owner of record for each registration, grant and application included in the Licensed Patents;

(c)
IASO (or its Affiliates) has obtained from all individuals who participated in any respect in the invention or authorship of any Licensed Intellectual Property effective assignments of all ownership rights of such individuals in such Licensed Intellectual Property, either pursuant to written agreement or by operation of law;

(d)
IASO has the right to grant to Cabaletta the licenses under the Licensed Patents and Licensed Know-How that it purports to grant hereunder;

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(e)
IASO has the right to disclose to Cabaletta, and to grant Cabaletta the right to use and disclose (in each case under appropriate conditions of confidentiality), the Licensed Know-How, IASO CMC Data, and IASO Documents, in each case, free from Encumbrances in accordance with the terms and conditions of this License Agreement;

(f)
to the actual knowledge of IASO, there are no Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings regarding any Licensed Patent pending or threatened in writing against IASO, and IASO has filed and prosecuted patent applications within the Licensed Patents in good faith and complied with all duties of disclosure with respect thereto;

(g)
to IASO’s actual knowledge, IASO has not committed any act, or omitted to commit any act, that would reasonably be expected to cause the Licensed Patents to expire prematurely or be declared invalid or unenforceable;

(h)
all application, registration, maintenance and renewal fees in respect of the Licensed Patents as of the Effective Date have been paid and all necessary documents and certificates required by Applicable Law have been filed with the relevant agencies for the purpose of maintaining the Licensed Patents;

(i)
IASO has not granted to any Third Party, including any academic organization or agency, any rights to the Licensed Sequence that would otherwise conflict or be inconsistent with the license granted by IASO to Cabaletta hereunder;

(j)
to IASO’s actual knowledge, the use of the Licensed Sequence in accordance with this License Agreement itself does not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has IASO received any written notice alleging such infringement or misappropriation;

(k)
IASO has not initiated or been involved in any proceedings or other Claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensed Intellectual Property, nor have any such proceedings been threatened by IASO;

(l)
IASO has not entered into a government funding relationship that would result in rights to any Licensed Sequence or Licensed Product residing in the United States Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the United States Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the laws of any other country with respect to other Governmental Authorities; and

(m)
IASO has not granted to any Third Party any rights under Licensed Intellectual Property that would otherwise conflict or be inconsistent with the license granted by IASO to Cabaletta hereunder, and there are no agreements or arrangements to which IASO or any of its Affiliates is a party relating to the Licensed Product(s), Licensed Sequence, Licensed Patents, Licensed Know-How, IASO CMC Data or IASO Documents, in each case, that would limit the rights granted to Cabaletta under this License Agreement.

14.3
Covenants of IASO. IASO covenants and agrees that:

(a)
it will not grant any interest in the Licensed Patents or Licensed Know-How that is inconsistent with the terms and conditions of this License Agreement, nor shall IASO assign its right, title or interest in or to the Licensed Patents or Licensed Know-How to any Third Party in a manner that is inconsistent with the license granted to Cabaletta under this License Agreement; and

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(b)
if, at any time after execution of this License Agreement, it becomes aware that it or any employee, agent or subcontractor of IASO who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 14.1(f), it will provide written notice of this to Cabaletta within [***] of its becoming aware of this fact.

14.4
Covenants of Cabaletta. Cabaletta covenants and agrees that:

(a)
if, at any time after execution of this License Agreement, it becomes aware that it or any employee, agent or subcontractor of Cabaletta who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 14.1(f), it will provide written notice of this to IASO within [***] of its becoming aware of this fact.

14.5
No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF CABALETTA OR IASO; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

15.
INDEMNIFICATION; LIABILITY

15.1
Indemnification by IASO. IASO shall indemnify, defend and hold Cabaletta, its Affiliates, its Sublicensees and their respective officers, directors, employees and agents (“Cabaletta Indemnitees”) harmless from and against Damages arising out of or resulting from any Claims of Third Parties against them to the extent arising or resulting from:

(a)
the negligence or willful misconduct of IASO or any of its Affiliates; or

(b)
the breach of any of the covenants, agreements, warranties or representations made by IASO to Cabaletta under this License Agreement;

provided, however, that IASO shall not be obliged to so indemnify, defend and hold harmless the Cabaletta Indemnitees for any Claims for which Cabaletta has an obligation to indemnify IASO Indemnitees pursuant to Section 15.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Cabaletta or the Cabaletta Indemnitee.

15.2
Indemnification by Cabaletta. Cabaletta shall indemnify, defend and hold IASO, its Affiliates, and their respective officers, directors, employees and agents (“IASO Indemnitees”) harmless from and against Damages arising out of or resulting from any Claims of Third Parties against them to the extent arising or resulting from:

(a)
the Exploitation of the Licensed Sequence or any Licensed Product by or on behalf of Cabaletta or any of its Affiliates or Sublicensees;

(b)
the negligence or willful misconduct of Cabaletta or any of its Affiliates; or

(c)
the breach of any of the covenants, agreements, warranties or representations made by Cabaletta to IASO under this License Agreement;

provided, however, that Cabaletta shall not be obliged to so indemnify, defend and hold harmless the

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IASO Indemnitees for any Claims for which IASO has an obligation to indemnify Cabaletta Indemnitees pursuant to Section 15.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of IASO or the IASO Indemnitee.

15.3
Indemnification Procedure.

(a)
For the avoidance of doubt, all indemnification claims in respect of a Cabaletta Indemnitee or IASO Indemnitee shall be made solely by Cabaletta or IASO, respectively.

(b)
A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)
Subject to the provisions of Sections 15.3(d) and 15.3(e), the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within [***] after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 15.3(d) shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnified Party harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 15.3(e) shall govern.

(d)
Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim that could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or that admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such

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records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnified Parties and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)
If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 15.3(c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such Claim, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

15.4
Mitigation of Loss. Each Indemnified Party will take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential Damages) under this Article 15. Nothing in this License Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

15.5
Limitation of Liability. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY. NOTHING IN THIS SECTION 15.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) ANY SUCH DAMAGES REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 15 OR (B) ANY DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTION 2.3 (NON-COMPETE), OR ARTICLE 11 (CONFIDENTIALITY).

15.6
No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

16.
PUBLICATIONS AND PUBLICITY

16.1
Publications.

(a)
Each Party may issue a press release after the Effective Date, subject to the consent of the other Party (not to be unreasonably withheld, delayed or conditioned). In all other cases, subject to this Article 16, IASO agrees not to, and agrees to cause its Affiliates not to, issue any press release or other public statement disclosing any information relating to this License Agreement, the activities hereunder, or the transactions contemplated hereby, unless such press release or other public statement is approved by Cabaletta in writing (not to be unreasonably withheld, delayed or conditioned) or the information relating to this License Agreement contained in such press release or other public statement has already been publicly disclosed; provided, that the foregoing shall not apply to any public disclosure required by law or governmental regulation or by the rules of any recognized stock exchange (in each case, as solely and to the extent

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IASO’s counsel determines such disclosure is required); provided, further, that in each such case, IASO will use reasonable efforts to afford Cabaletta a reasonable period of time to review any such disclosure and consider in good faith any comments made by Cabaletta.

(b)
For the avoidance of doubt, Cabaletta or any of its Affiliates may, without any required consents from IASO (i) issue press releases and other public statements as it deems appropriate in connection with the research, Development, Manufacture and Commercialization of the Licensed Product(s) under this License Agreement; and (ii) publish or have published information about clinical trials related to the Licensed Product(s), including the results of such clinical trials; provided, that, in each case of (i) and (ii), such disclosure does not contain any Information of IASO.

16.2
Publicity.

(a)
Except as otherwise expressly set forth herein, neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance, except for those disclosures for which consent has already been obtained or as may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s securities are listed or traded. Notwithstanding the foregoing, Cabaletta shall be entitled to use the name of IASO to identify IASO as its licensor of the Licensed Sequence to the extent necessary or useful in connection with the research, Development or Manufacture of the Licensed Product(s), including in connection with sublicensing and subcontracting transactions.

(b)
Except as set forth in Section 16.1(a), each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this License Agreement, the terms hereof or any information relating to this License Agreement without the prior written consent of the other Party; provided, however, that Cabaletta may issue press releases and other public statements as it deems appropriate in connection with the Development, Manufacture and Commercialization of Licensed Products under this License Agreement; provided, that such press releases and other public statements do not contain any Information of IASO.

(c)
Notwithstanding anything herein to the contrary, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to Applicable Law or governmental regulation or pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by Applicable Law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure; provided, that, each Party shall consider any comments made by the other Party in good faith. If so requested by the other Party, the Party subject to such obligation shall use Commercially Reasonable Efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this License Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this License Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by IASO or Cabaletta with the U.S. Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

17.
GENERAL PROVISIONS

17.1
Assignment. Neither Party may assign its rights and obligations under this License Agreement without

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the other Party’s prior written consent, except that each Party may (a) assign its rights and obligations under this License Agreement or any part hereof to one or more of its Affiliates; or (b) assign this License Agreement in its entirety to a successor to all or substantially all of its business or assets to which this License Agreement relates. Any permitted assignee will assume all obligations of its assignor under this License Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this License Agreement, this License Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.2
Extension to Affiliates. Cabaletta shall have the right to extend the rights, immunities and obligations granted in this License Agreement to one or more of its Affiliates. All applicable terms and provisions of this License Agreement shall apply to any such Affiliate to which this License Agreement has been extended to the same extent as such terms and provisions apply to Cabaletta. Cabaletta shall remain primarily liable for any acts or omissions of its Affiliates.

17.3
Severability. Should one or more of the provisions of this License Agreement become void or unenforceable as a matter of law, then this License Agreement shall be construed as if such provision were not contained herein and the remainder of this License Agreement shall be in full force and effect, and the Parties will use their Commercially Reasonable Efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

17.4
Governing Law. This License Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this License Agreement. Notwithstanding anything to the contrary herein, the interpretation and construction of any Patent Rights shall be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be.

17.5
Dispute Resolution.

(a)
In the event of a dispute under this License Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such a dispute within [***] of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who shall attempt in good faith to resolve such dispute. If the Senior Officers cannot resolve such dispute within [***] of the matter being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in Section 17.5(b).

(b)
All unresolved disputes arising out of or in connection with this License Agreement shall be finally settled under the Rules of Arbitration of [***]. The place of arbitration shall be [***], and the language of the proceedings shall be English. The arbitration will be conducted by a panel of three arbitrators appointed in accordance with [***] rules; provided, that each Party shall within [***] after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within [***], select a third arbitrator as the chairman of the arbitration panel, each arbitrator shall have significant experience in the pharmaceutical business. If the two initial arbitrators are unable to select a third arbitrator within such [***] period, the third arbitrator shall be appointed in accordance with [***] rules. The arbitrators shall render their opinion within [***] of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this License Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

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17.6
Force Majeure. In the event that either Party is prevented from performing its obligations under this License Agreement as a result of any contingency beyond its reasonable control, including war, terrorism, hostilities between nations, civil commotions, riots, pandemic, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis (“Force Majeure”), the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use Commercially Reasonable Efforts to resume performance of its obligations.

17.7
Waivers and Amendments. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this License Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.8
Relationship of the Parties. Nothing contained in this License Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between IASO and Cabaletta, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this License Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

17.9
Notices. All notices, consents, waivers, and other communications under this License Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand or by overnight courier with tracking capabilities, or (b) mailed postage prepaid by first class, registered, or certified mail, in each case with a courtesy copy (which shall not constitute notice) provided via email, addressed as set forth below (or to such other addresses as a Party may designate by notice):

If to IASO:

[***]

with a copy to (which shall not constitute notice):

[***]

If to Cabaletta:

[***]

with a copy to (which shall not constitute notice):

[***]

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17.10
Further Assurances. Cabaletta and IASO hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this License Agreement.

17.11
Compliance with Law. Each Party shall perform its obligations under this License Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this License Agreement that violates, or that it believes, in good faith, may violate, any Applicable Law.

17.12
No Third Party Beneficiary Rights. The provisions of this License Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

17.13
English Language. This License Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this License Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

17.14
Expenses. Except as otherwise expressly provided in this License Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution, delivery and performance of this License Agreement.

17.15
Entire Agreement. This License Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all agreements (including the Existing Confidentiality Agreement and Material Transfer Agreement), proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this License Agreement and any Exhibit hereto, the substantive provisions of this License Agreement shall prevail.

17.16
Counterparts. This License Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages of this License Agreement may be exchanged by email/pdf or other electronic means without affecting the validity thereof. The Parties may use electronic signatures.

17.17
Cumulative Remedies. No remedy referred to in this License Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this License Agreement or otherwise available under law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Exclusive License Agreement to be executed by their duly authorized representatives.

Cabaletta Bio, Inc. By:/s/ Steven Nichtberger Name: Steven Nichtberger, M.D. Title: Chairman and CEO	Nanjing IASO Biotherapeutics Co., Ltd. By: /s/ Wen (Maxwell) Wang Name: Wen (Maxwell) Wang Title: CEO

[Signature Page to Exclusive License Agreement]

EXHIBIT A

LICENSED PATENTS

[***]

EXHIBIT B

LICENSED SEQUENCE

[***]

EXHIBIT C

IASO DOCUMENTS

[***]

EXHIBIT D

IASO CMC DATA

[***]